[***] indicates that text has been omitted which is the subject of a confidential treatment request.

This text has been filed separately with the SEC.

Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of March 11, 2013 and is entered into by and between OCZ Technology Group, Inc., a Delaware corporation (“OCZ”), and each of its Domestic Subsidiaries (hereinafter together with OCZ collectively referred to as the “Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”).

RECITALS

A. Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to Fifteen Million and No/100 Dollars ($15,000,000.00) (excluding any Term Loan PIK Interest accrued) (the “Term Loan”);

B. Borrower has requested Lender to make available to Borrower a revolving facility in an aggregate principal amount of up to Fifteen Million and No/100 Dollars ($15,000,000.00) (the “Revolving Loan Facility”); and

C. Lender is willing to make the Term Loan and the loans under the Revolving Loan Facility on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Lender, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Lender a perfected first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H.

“Advance(s)” means a Term Loan Advance and/or a Revolving Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Agreed Forecast” means the Financial Recap provided by OCZ to the Lender March 10, 2013.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Assignee” has the meaning given to it in Section 11.13.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Borrowing Base” means 80% of Eligible Accounts.

“Borrowing Base Certificate” means a borrowing base certificate substantially in the form of Exhibit G.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash” means all cash and liquid funds.

“CFC” means a controlled foreign corporation (as that term is defined in the Internal Revenue Code).

“Change in Control” means, at any time the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the then outstanding voting stock of Borrower; or (b) the replacement of a majority of the Board of Directors of Borrower over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of Borrower then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all net obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the most recent field exam, that is the US Dollar amount of bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrower’s Accounts with respect to which the Account Debtor is located.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point for each percentage point by which Domestic Account Debtor Dilution is in excess of ten percent (10%).

“Domestic Account Debtor” means an account debtor located within the United States.

“Domestic Subsidiary” means any Subsidiary of OCZ organized under the laws of any jurisdiction within the United States; provided that Indilinx, Inc. shall not be considered a Domestic Subsidiary.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account or certificate of deposit.

“EBITDA” means, for any period, consolidated net income of Borrower, plus (i) the sum, without duplication, of the amounts for such period, but solely to the extent decreasing consolidated net income for such period, of: (a) consolidated interest expense, plus (b) provisions for taxes based on income, plus (c) total depreciation expense, plus (d) total amortization expense, plus (e) non-cash extraordinary or nonrecurring losses or charges, plus (f) non-cash charges for employee compensation plans, plus (g) other non-cash items reducing consolidated net income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) approved by Lender in writing as an ‘add-back’ to EBITDA; and minus (ii) the sum, without duplication, of the amounts for such period, but solely to the extent increasing consolidated net income for such period, of: (x) other non-cash items (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (y) interest income.

“Eligible Accounts” means Accounts receivable arising in the ordinary course of Borrower’s business. Lender reserves the right at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith credit judgment, including, without limitation, an adjustment to Eligible Accounts to provide for a Dilution Reserve. Unless otherwise agreed by Lender, Eligible Accounts shall not include the following;

(a) Accounts that the Domestic Account Debtor has failed to pay in full within 90 days of invoice date;

(b) Accounts that the Foreign Account Debtor has failed to pay in full within 120 days of invoice date or that are not covered by credit insurance reasonably acceptable to Lender;

(c) Accounts owing by an account debtor, including its Affiliates, whose total obligations to Borrower exceed 15% of all Accounts, to the extent those obligations exceed that percentage, except as approved by Lender;

(d) Accounts owing by an account debtor, including its Affiliates, 50% of whose Accounts the account debtor has failed to pay within 90 days of invoice date (with respect to a Domestic Account Debtor) or within 120 days of invoice date (with respect to a Foreign Account Debtor);

(e) Accounts owing by an account debtor that Borrower owes money, goods and/or services or is otherwise obligated, but only to the extent of the amount owed by Borrower;

(f) Accounts arising out of deferred revenue;

(g) Accounts owing by an Affiliate of Borrower;

(h) Accounts that are the obligation of an account debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Borrower, if necessary, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof;

(i) Accounts that arise with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor is or may be conditional;

(j) Accounts (i) upon which Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which Borrower is not able to bring suit or otherwise enforce its remedies against the account debtor through judicial process; and

(k) Accounts the collection of which Lender determines in its good faith credit judgment to be doubtful.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of Lender; (c) any successor to Hercules Technology Growth Capital, Inc.; and (d) any other Person (other than a natural person) that is at the time of such assignment (1) a commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of $150,000,000 or more, (2) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country having combined capital and surplus of $150,000,000 or more, (3) a finance company, insurance company, financial institution or other “accredited investor” (as defined in Regulation D as promulgated under the Securities Act of 1933) which in the ordinary course of business extends credit of the type extended hereunder and has total assets of $150,000,000 or more; provided, however, that so long as no Event of Default has occurred and is continuing, such Person shall not (x) be a direct competitor of Borrower (it being understood and agreed that at no time shall any bank, financial institution, insurance company, fund or broker be deemed to be a direct competitor of Borrower) or an entity located outside of the U.S. in a jurisdiction where there is no withholding tax treaty with the U.S., or (y) be principally engaged in the business of a vulture fund or distressed debt fund as reasonably determined by Lender and Borrower; and provided, further, that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning given to it in Section 9.

“Existing Securities Class Action” means all actions brought on behalf of those who purchased or otherwise acquired the securities of OCZ after July 6, 2012.

“Facility Charge” means One Percent (1.00%) of the sum of the (i) Maximum Term Loan Amount and (ii) Maximum Revolving Loan Amount, and shall be deemed fully earned on the Closing Date regardless of the early termination of this Agreement.

“Financial Statements” has the meaning given to it in Section 7.1.

“Foreign Account Debtor” an account debtor located outside the United States.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business that is not more than sixty (60) days past due), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of equity interests in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Joinder Agreements” means for each Domestic Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit E.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Liquidity” means unrestricted cash held in Deposit Accounts located within the United States plus unused availability on the Revolving Loan Facility.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrant, any subordination agreements and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower; or (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“Maximum Revolving Loan Amount” means (i) prior to the closing of the Subsequent Financing, Ten Million and No/100 Dollars ($10,000,000.00) in the aggregate, and (ii) after the closing of the Subsequent Financing means Fifteen Million and No/100 Dollars ($15,000,000.00) in the aggregate.

“Maximum Term Loan Amount” means Fifteen Million and No/100 Dollars ($15,000,000.00) (excluding any Term Loan PIK Interest accrued).

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $2,000,000 outstanding at any time secured by a lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $2,000,000 at any time outstanding, (viii) other unsecured Indebtedness in an amount not to exceed $500,000 at any time outstanding, (ix) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year, and (x) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in Domestic Subsidiaries, provided that each such Domestic Subsidiary formed after the Closing Date shall enter into a Joinder Agreement promptly after its formation by Borrower and execute such other documents as shall be reasonably requested by Lender; (x) Investments in Subsidiaries organized outside of the United States in an amount not to exceed $1,000,000 in any fiscal year, excluding normal intercompany advances which may have been treated as investments for tax purposes in an amount not to exceed $25,000,000 in any fiscal year without Lender’s prior written consent, not to be unreasonably withheld, conditioned, or delayed; (xi) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $500,000 in the aggregate in any fiscal year; (xii) Contingent Obligations that constitute Permitted Indebtedness; (xiii) guaranties of obligations of Subsidiaries not constituting Indebtedness to the extent such guaranties are issued and such obligations are incurred in the ordinary course of business; (xiv) Deposit Accounts and Securities Accounts established in the ordinary course of business; and (xv) additional Investments that do not exceed $250,000 in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the lessor or licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; (xv) the interests of lessors under operating leases and non-exclusive licensors under license agreements; (xvi) Liens of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection; and (xvii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the normal course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States in the ordinary course of business, (iii) dispositions of worn-out, obsolete or surplus Equipment or Inventory in the ordinary course of business, (iv) the use or transfer of Cash or Investments specified in clause (ii) of the definition of “Permitted Investments” in the ordinary course of business; (v) the leasing or subleasing of assets of Borrower or its Subsidiaries in the ordinary course of business; (vi) Permitted Liens; (vii) transfers of assets (a) among OCZ and any other Subsidiary comprising the Borrower and (b) among Foreign Subsidiaries and Indilinx, Inc.; and (viii) other transfers of assets having a fair market value of not more than $500,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s common stock.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.5.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Renewal Fee” has the meaning given to it in Section 2.1(f).

“Revolving Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) the prime rate as reported in The Wall Street Journal plus 5.25%, and (ii) 9.0%.

“Revolving Loan Advance” means any funds under the Revolving Loan Facility advanced under this Agreement.

“Revolving Loan Maturity Date” means April 1, 2016.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means Borrower’s obligations under this Agreement and any other Loan Document, including any obligation to pay any amount now owing or later arising.

“Significant Subsidiary” has the meaning ascribed to it in Regulation S-X as promulgated under the Securities Act of 1933.

“Subordinated Indebtedness” means (i) unsecured Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions reasonably satisfactory to Lender, and (ii) secured Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Subsequent Financing” means the closing of any Borrower financing which becomes effective after the Closing Date and results in aggregate gross cash proceeds to Borrower of at least $10,000,000.00.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) the prime rate as reported in The Wall Street Journal plus 8.75%, and (ii) 12.50%; provided, however, that on the first anniversary of the Closing Date, if no Event of Default has occurred and is continuing, then beginning on such date “Term Loan Interest Rate” shall mean for any day a per annum rate of interest equal to the greater of either (x) the prime rate as reported in The Wall Street Journal plus 6.25%, and (y) 10.00%.

“Term Loan Maturity Date” means April 1, 2016.

“Term Loan PIK Interest” means interest payable pursuant to Section 2.2(c)(ii).

“Term Loan PIK Interest Rate” means 3.0% per annum.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unused Line Fee” has the meaning given to it in Section 2.1(e).

“Warrant” means the warrant entered into in connection with the Loan.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE LOANS

2.1 Revolving Loan Facility.

(a) Advances. Subject to the terms and conditions of this Agreement, Borrower may draw, and the Lender will make, Revolving Loan Advances on or before April 1, 2016, in an aggregate principal amount of up to the lesser of the Borrowing Base and the Maximum Revolving Loan Amount, provided Borrower shall request not more than two (2) such Revolving Loan Advances per month, and each Revolving Loan Advance shall be in a minimum amount of $1,000,000.00 or if the amount available to be borrowed under the Maximum Revolving Loan Amount is less than $1,000,000.00, then such lesser amount. Revolving Loan Advances may be repaid and reborrowed at any time, without premium or penalty. If the aggregate Revolving Loan Advances exceed the lesser of the Borrowing Base or the Maximum Revolving Loan Amount, Borrower shall repay the amount of that excess to Lender within three (3) Business Days.

(b) Advance Request. To obtain a Revolving Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least three (3) Business Days before the Advance Date) and a Borrowing Base Certificate to Lender. Lender shall fund the Revolving Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Revolving Advance is satisfied as of the requested Advance Date.

(c) Interest. The principal balance of each Revolving Loan Advance shall bear interest thereon from the Advance Date of such Advance until paid, calculated at the floating Revolving Interest Rate per annum based upon a year consisting of 360 days and payable for the actual number of days elapsed.

(d) Payment. Interest payments on the Revolving Loan Advances shall be due on the first day of each month. The entire outstanding principal balance of the Revolving Loan Advances and all accrued but unpaid interest and fees on or relating to the Revolving Loan Advances shall be repaid in full on the Revolving Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Revolving Advance. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day.

(e) Unused Line Fee. From the Closing Date to the Revolving Loan Maturity Date, Borrower shall pay to Lender quarterly in arrears beginning March 11, 2013, and on the first Business Day following the end of each quarter thereafter and on the Revolving Maturity Date, an unused line fee determined by multiplying 0.50% per annum (0.125% per quarter) times the unused portion of the Maximum Revolving Loan Amount then in effect (the “Unused Line Fee”). The Unused Line Fee shall be computed on a basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed.

(f) Renewal Fee. Unless the Revolving Loan Facility has been terminated prior to either such date, on each of the first and second anniversaries of the Closing Date, Borrower shall pay to Lender a fee determined by multiplying 1.0% times the Maximum Revolving Loan Amount then in effect (the “Renewal Fee”).

2.2 Term Loan.

(a) Advances. Subject to the terms and conditions of this Agreement, Lender will make, and Borrower agrees to draw, a Term Loan Advance of $10,000,000.00 on the Closing Date. Upon receipt by Lender of Financial Statements delivered under Section 7.1 reflecting two (2) consecutive fiscal quarters of revenue of Borrower greater than 85% of the Agreed Forecast and if Borrower shall be in compliance with applicable SEC filing and reporting requirements at such time, Borrower may request one (1) additional Term Loan Advance in an amount of up to $5,000,000.00. The aggregate outstanding Term Loan Advances may be up to the Maximum Term Loan Amount.

(b) Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least three (3) Business Days before the Advance Date) to Lender. Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c) Interest.

(i) Cash Interest. The principal balance of each Term Loan Advance shall bear interest thereon from the Advance Date thereof until paid at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the prime rate changes from time to time.

(ii) Deferred PIK Interest. In addition to the interest accrued pursuant to Section 2.2(c)(i), the principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan PIK Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. Interest at the Term Loan PIK Interest Rate shall be due on any monthly interest payment date and shall be paid by adding such Term Loan PIK Interest Rate interest to the principal balance of the Term Loan Advances outstanding on such date. All interest accrued at the Term Loan PIK Interest Rate pursuant to this Section 2.2(c)(ii) shall be repaid in full on the Term Loan Maturity Date or when declared due and payable by Lender pursuant to Section 10.1 upon the occurrence and during the continuance of an Event of Default.

(d) Payment. Borrower will pay interest on each Term Loan Advance on the first day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on October 31, 2013 in thirty (30) equal monthly installments of principal and interest (mortgage style) beginning November 1, 2013 (calculated with respect to the aggregate amount of Term Loan Advances made prior to such date, without giving effect to any Term Loan PIK Interest accrued) and continuing on the first Business Day of each month thereafter. If any Term Loan Advance shall be made under Section 2.2(a) after the first scheduled monthly installment date, the amount of such Advance shall be divided up among the remaining scheduled installments as equally as possible. The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Advance. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day.

2.3 Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4 Default Interest. Upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c) or 2.2(c), as applicable, plus two percent (2%) per annum.

2.5 Prepayment.

(a) At its option upon at least three (3) Business Days’ prior notice to Lender, Borrower may prepay all, but not less than all, of the outstanding Term Loan Advances by paying the entire principal balance, all accrued and unpaid interest, together with a prepayment charge equal to the following percentage of the Term Loan Advance amount being prepaid: if such Term Loan Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, 2.00%; after twelve (12) months following the Closing Date but prior to twenty four (24) months following the Closing Date, 1.50%; and thereafter, 1.00% (each, a “Term Loan Prepayment Charge”). Borrower agrees that the Term Loan Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Term Loan Advances. Unless sooner paid, Borrower shall prepay the outstanding amount of all principal of and accrued interest on all Term Loan Advances through the prepayment date, the Term Loan Prepayment Charge on the

Term Loan Advances, and the end of term charge set forth in Section 2.6 upon the occurrence of a Change in Control.

(b) At its option upon at least three (3) Business Days’ prior notice to Lender, Borrower may terminate the Revolving Loan Facility and repay all, but not less than all, of the outstanding Revolving Loan Advances by paying the entire principal balance, all accrued and unpaid interest, together with a prepayment charge equal to the following percentage of the Maximum Revolving Loan Amount: if such Revolving Loan Facility termination is made in any of the first twelve (12) months following the Closing Date, 2.00%; after twelve (12) months following the Closing Date but prior to twenty four (24) months following the Closing Date, 1.50%; and thereafter, 1.00% (each, a “Revolving Loan Prepayment Charge,” and together with the Term Loan Prepayment Charge, collectively, the “Prepayment Charge”). Borrower agrees that the Revolving Loan Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Revolving Loan Facility. Unless sooner paid, Borrower shall repay the outstanding amount of all principal of and accrued interest on all Revolving Loan Advances through the repayment date and the Revolving Loan Prepayment Charge on the Maximum Revolving Loan Amount upon the occurrence of a Change in Control.

2.6 End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge of $375,000. Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

2.7 Notes. If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any person who is an Assignee of Lender pursuant to Section 11.13) (promptly after the Borrower’s receipt of such notice) a promissory note or promissory notes to evidence Lender’s Loans.

SECTION 3. SECURITY INTEREST

3.1 As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Lender a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property (but excluding thirty-five percent (35%) of the capital stock of any CFC that constitutes a Permitted Investment); (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Lender; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include: (i) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of Borrower if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, (A) the foregoing exclusions of this clause (i) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Lender’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of clause (i) shall in no way be construed to limit, impair, or otherwise affect Lender’s continuing security interests in and liens upon any rights or interests of Borrower in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license or license agreement); or (ii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1 Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Lender the following:

(a) executed originals of the Loan Documents, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(b) certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

(c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d) a certificate of good standing for Borrower from its state of incorporation;

(e) payment of the Facility Charge and reimbursement of Lender’s reasonable and documents current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;

(f) completed collateral audit by Lender prior to the initial extension of the Revolving Loan Advances; and

(g) such other documents as Lender may reasonably request.

4.2 All Advances. On each Advance Date:

(a) Lender shall have received an Advance Request for the relevant Advance as required by Section 2.1(b) or 2.2(b), as applicable, each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer.

(b) The representations and warranties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraph (b) (c) of this Section 4.2 and Section 4.3 and as to the matters set forth in the Advance Request.

4.3 No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1 Corporate Status. OCZ and each of its Subsidiaries is duly organized, legally existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit B, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date.

5.2 Collateral. Borrower owns the Collateral, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations.

5.3 Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4 Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event that has occurred that is reasonably expected to result in a Material Adverse Effect.

5.5 Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property that are reasonably expected to have a Material Adverse Effect.

5.6 Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any agreement to which it is a party or by which it is bound, where such default is reasonably expected to result in a Material Adverse Effect.

5.7 Information Correct and Current. The information, reports, Advance Requests, financial statements, exhibits and schedules furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto, taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were not misleading at the time such information was furnished to Lender (it being understood that no representation or warranty is made in this sentence with respect to any financial projections or forecasts). Additionally, any and all financial or business projections provided by Borrower to Lender shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors.

5.8 Tax Matters. Except as described on Schedule 5.8, (a) Borrower has filed all federal, state and other material tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9 Intellectual Property Claims. Borrower owns, or otherwise has the right to use, the Intellectual Property. Except as described on Schedule 5.9, (i) to the knowledge of the Borrower, each of the material Copyrights, Trademarks and Patents owned by Borrower is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no written claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit C is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. To the knowledge of Borrower, Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10 Intellectual Property. Except as described on Schedule 5.10, Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and to the knowledge of Borrower, Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11 Borrower Products. Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. To the knowledge of Borrower, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12 Financial Accounts. Exhibit E, as may be updated by the Borrower in a written notice provided to Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13 Employee Loans. Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party, except in each case to the extent permitted by Section 7.8.

5.14 Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

5.15 Eligible Accounts. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct (except for any good faith immaterial errors promptly corrected when discovered) and all such invoices, instruments and other documents, and all of Borrower’s books with respect to such Eligible Accounts are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual Insolvency Proceeding of any Account Debtor whose accounts are reported as an Eligible Account in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms, except to the extent such enforceability may be affected by general principles of equity and bankruptcy and insolvency laws.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1 Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence basis, against risks customarily insured against by comparable companies in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury and advertising injury. Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of $10,000,000 of directors’ and officers’ insurance for each occurrence and $10,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. Borrower shall also carry and maintain a fidelity insurance policy in an amount not less than $100,000.

6.2 Certificates. Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for fidelity insurance, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3 Indemnity. Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims to the extent resulting from Lender’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding (i) taxes imposed on or measured by the net income of Lender, (ii) withholding taxes, (iii) taxes imposed on Lender by virtue of Lender being incorporated in a foreign non-U.S. jurisdiction imposing such taxes or having its principal office there, or (iv) taxes imposed under sections 1471 through 1474 of the Internal Revenue Code) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1 Financial Reports. Borrower shall furnish to Lender the financial statements and reports listed hereinafter (the “Financial Statements”):

(a) as soon as practicable (and in any event by the last day of the next month) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b) as soon as practicable (and in any event within 45 days) after the end of each fiscal quarter, unaudited interim and year-to-date financial statements as of the end of such fiscal quarter (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments;

(c) as soon as practicable (and in any event (i) within one hundred twenty (120) days for fiscal years ending February 28, 2013 and thereafter, and (ii) within one hundred twenty (120) days of the fiscal year ended February 28, 2013 for the fiscal year ended February 28, 2012) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated basis) (provided that the audited financial statements for the fiscal years ended February 28, 2012 and 2013 may be with qualification which (x) is of a “going concern” or similar nature or (y) relates to the limited scope of examination of matters relevant to such financial statement), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants of recognized national standing, accompanied by any management report from such accountants;

(d) as soon as practicable (and in any event by the last day of the next month) after the end of each month, a Compliance Certificate in the form of Exhibit E attaching, so long as the Revolving Loan commitment has not been terminated, a Borrowing Base Certificate;

(e) as soon as practicable (and in any event within 7 days) after the end of each month, an Inventory Report and a report showing agings of accounts receivable and accounts payable;

(f) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to equity holders and copies of any regular, periodic and special reports or registration statements that OCZ files with the SEC or any governmental authority that may be substituted therefor, or any national securities exchange;

(g) together with each delivery of quarterly financial statements under clause (b) above, the most recent capitalization table for OCZ, including the weighted average exercise price of employee stock options; and

(h) financial and business projections promptly following their approval by Borrower’s Board of Directors (and in any event by March 31st of each year), as well as budgets, operating plans and other financial information reasonably requested by Lender.

Borrower shall not make (a) any change in its accounting policies or reporting practices other than changes consistent with GAAP, or (b) any change in its fiscal years or fiscal quarters. The fiscal year of Borrower shall end on the last day of February.

The executed Compliance Certificate may be sent via facsimile to Lender at (650) 473-9194 or via e-mail to Kevin Grossman at kgrossman@herculestech.com, and Derek Jensen at djensen@herculestech.com. Subject to the next paragraph, all Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to Kevin Grossman at kgrossman@herculestech.com, and Derek Jensen at djensen@herculestech.com, provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer.

Documents required to be delivered pursuant to Section 7.1 (b), (c) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which OCZ posts such documents and provides a link thereto on OCZ’s website on the Internet at the website address www.ocztechnology.com; or (ii) on which such documents are posted on OCZ’s behalf on an Internet or intranet website, if any, to which Lender has access; provided that OCZ shall notify Lender (by telecopy or e-mail) of the posting of any such documents.

7.2 Management Rights. Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.

7.3 Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien on the Collateral (subject to any Permitted Liens of the type described in clause (vii) of the definition of Permitted Liens that may have superior priority to Lender’s Lien under this Agreement). Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Lender to file such financing statements to the extent permitted by law. Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender other than Permitted Liens.

7.4 Compromise of Agreements. With respect to any Account with a value in excess of twenty percent (20%) of all of Borrower’s Accounts then outstanding, Borrower shall not without Lender’s consent (a) grant any material extension of the time of payment thereof, (b) to any material extent, compromise, compound or settle the same for less than the full amount thereof, (c) release, wholly or partly, any Person liable for the payment thereof , or (d) allow any credit or discount whatsoever thereon other than marketing or payment discounts granted by Borrower in the ordinary course of business of Borrower.

7.5 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except (i) for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion and (ii) Borrower or any Subsidiary may prepay Indebtedness (other than Subordinated Indebtedness) in connection with any refinancing thereof and, so long as no Event of Default has occurred and is continuing, may prepay Indebtedness (other than Subordinated Indebtedness) in an amount not to exceed $100,000 per fiscal year.

7.6 Collateral. Borrower shall at all times keep the Collateral and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting (i) the Collateral, such other property and assets, to the extent the same could reasonably be expected to have a Material Adverse Effect, or (ii) any Liens of Lender thereon. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting such Subsidiary’s assets, to the extent the same could reasonably be expected to have a Material Adverse Effect, or any Lien of Lender thereon. Borrower shall not agree with any Person other than Lender not to encumber its property; provided that the foregoing shall not apply to (i) restrictions and conditions existing on the date hereof identified on Schedule 7.6, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or to Subordinated Indebtedness, (iii) restrictions or conditions imposed by any agreement relating to unsecured Indebtedness permitted by this Agreement if such restrictions or conditions do not prohibit the Secured Obligations to be secured by all assets of Borrower and (iv) customary provisions in leases and other contracts restricting the assignment thereof.

7.7 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8 Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that (i) a Subsidiary may pay dividends or make distributions to Borrower or to another Subsidiary and (ii) OCZ may pay regularly scheduled payments of interest to the holders of any new subordinated debt (provided that such cash interest rate does not exceed 9% per annum) issued pursuant to Section 7.16(c), if (x) after giving effect thereto, Borrower would be in pro forma compliance with the financial covenants set forth in Sections 7.16(a) and (b), measured as of the last day of the most recent measurement period, and (y) immediately prior to and after giving effect thereto, no Event of Default shall have occurred and be continuing, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $250,000 in the aggregate or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $250,000 in the aggregate.

7.9 Transfers. Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.10 Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (other than the capital stock or assets of a Subsidiary).

7.11 Taxes. Borrower and its Subsidiaries shall pay when due all federal, state and other material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.12 Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender. Neither Borrower nor any Domestic Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States. Neither Borrower nor any Domestic Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $1,000,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit B to another location described on Exhibit B) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Lender.

7.13 Deposit Accounts. Neither Borrower nor any Domestic Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Lender has an Account Control Agreement. Borrower shall not permit the aggregate amount of Cash of Borrower and its Subsidiaries on deposit in bank accounts located outside of the United States to exceed the greater of (x) $2,500,000 or (y) the greater of (i) the difference between (A) 20% of aggregate amount of Cash of Borrower and its Subsidiaries on deposit in bank accounts minus (B) $2,500,000 and (ii) zero.

7.14 Subsidiaries. Borrower shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Subsidiary that is a Domestic Subsidiary to execute and deliver to Lender a Joinder Agreement.

7.15 Eligible Accounts. Borrower shall notify Lender promptly of any event or circumstance which to Borrower’s knowledge would cause any then existing Account which has theretofore been included as an Eligible Account to violate any of clauses (a) through (j) of the definition of “Eligible Account.”

7.16 Financial Covenants. Borrower shall maintain the following financial covenants, as applicable:

(a) Quarterly Revenue. Borrower shall maintain minimum revenue of not less than (i) eighty-five percent (85%) of the Agreed Forecast for the fiscal quarters ending May 2013 and August 2013, and (ii) eighty percent (80%) of the Agreed Forecast for each of the fiscal quarters ending thereafter.

(b) Minimum Liquidity. Borrower shall maintain minimum Liquidity of at least $10,000,000 at all times until Borrower’s non-GAAP EBITDA is greater than zero for two (2) consecutive fiscal quarters ending after the Closing Date.

(c) Subsequent Financing. Borrower shall raise a minimum of $20,000,000 in gross cash proceeds through the sale of new equity or subordinated debt no later than January 31, 2014, $10,000,000 of which must be raised by Borrower no later than May 31, 2013.

7.17 Post-Closing Conditions. Within fifteen (15) days after the Closing Date, Lender shall have received from Borrower, in form and substance reasonably satisfactory to Lender a fully executed Account Control Agreements with respect to Borrower’s Deposit Accounts and accounts holding Investment Property, other than Borrower’s account at Silicon Valley Bank, which shall be delivered on the date hereof. Within thirty (30) days after the Closing Date, Borrower shall use best efforts to deliver to Lender, in form and substance reasonably satisfactory to Lender, a fully executed landlord or bailee agreements with respect to the location described on Exhibit B. Within sixty (60) days after the Closing Date, Lender shall have received from Borrower, in form and substance reasonably satisfactory to Lender a fully executed pledge of sixty-five percent (65%) of the stock of Borrower’s Subsidiary organized in the United Kingdom. Further, within ninety (90) days after the Closing Date, Lender shall have received from Borrower, in form and substance reasonably satisfactory to Lender a fully executed pledge of sixty-five percent (65%) of the stock of all of Borrower’s other Subsidiaries organized outside of the United States that have not been dissolved during such ninety (90) day period.

SECTION 8. [RESERVED]

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1 Payments. Borrower fails to pay any amount of principal or interest due under this Agreement on the due date, or pay any other amount due under this Agreement or any of the other Loan Documents on the date date, provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Lender if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2 Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.5, 7.6, 7.7, 7.8 7.9, 7.10, 7.16 or 7.17) such default continues for more than twenty (20) days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.16 or 7.17, the occurrence of such default; or

9.3 Material Adverse Effect. A circumstance has occurred that would reasonably likely be expected to have a Material Adverse Effect; or

9.4 Representations. Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect as of the date when made or deemed made; or

9.5 Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) Borrower or its board of directors shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) thirty (30) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (v) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (vi) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or Borrower or any of its Significant Subsidiaries shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees, other than (i) the cessation of operations of a Significant Subsidiary’s business as its business has normally been conducted, or terminate substantially all of such Significant Subsidiary’s employees, to the extent that the assets of such Subsidiary are transferred to Borrower or another Subsidiary that will continues to conduct its business as its business has normally been conducted, and (ii) the cessation of operations of a Borrower’s business as its business has normally been conducted, or terminate substantially all of such Borrower’s employees, to the extent that the assets of such Borrower are transferred to another Borrower that will continues to conduct its business as its business has normally been conducted; or

9.6 Attachments; Judgments. All or substantially all of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver. Any court order, or government entity, enjoins (other than the injunction existing as of the date hereof except to the extent that the scope of such injunction is expanded), restrains or prevents Borrower from conducting any material part of its business. A judgment or judgments, or adverse determinations by the SEC, or any other government entity, is/are entered against Borrower or any Subsidiary for the payment of money, individually or in the aggregate, (i) of at least $1,000,000 (net of amounts covered by insurance as to which the insurer has not denied liability) with respect to any action other than the Existing Securities Class Action, and (ii) in an amount in excess of amounts covered by insurance as to which the insurer has not denied liability with respect to the Existing Securities Class Action, and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed; or

9.7 Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of $1,000,000 that enables or permits the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or the occurrence of any default under any agreement or obligation of Borrower that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. REMEDIES

10.1 General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge on any outstanding Term Loan Advances and/or the Maximum Revolving Loan Amount, and the end of term charge set forth in Section 2.6 and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.4, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s Account Debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the tangible Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the interest pursuant to Section 2.4), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3 No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

10.4 Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 11. MISCELLANEOUS

11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)   If to Lender:

      HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

      Legal Department

      Attention: Chief Legal Officer

      400 Hamilton Avenue, Suite 310

      Palo Alto, CA 94301

      Facsimile: 650-473-9194

      Telephone: 650-289-3060

(b)   If to Borrower:

OCZ Technology Group, Inc.

Attention: Chief Financial Officer

6373 San Ignacio Avenue

San Jose, CA 95119

Facsimile: 408-733-5200

Telephone: 408-440-3482

or to such other address as each party may designate for itself by like notice.

11.3 Entire Agreement; Amendments. This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s revised proposal letter dated February 11, 2013). None of the terms of this Agreement or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6 Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents to an Eligible Assignee, without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s Eligible Assignee.

11.8 Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b) If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11 Professional Fees. Borrower promises to pay Lender’s reasonable and documented out-of-pocket fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable and documented out-of-pocket attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable and documented out-of-pocket attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12 Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender reasonably determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower;

provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13 Assignment of Rights. Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Loan Documents to any person or entity (an “Assignee”) subject to the consent requirement in Section 11.7. After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

11.15 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.

11.17 Publicity. (a) Borrower consents to the publication and use by Lender and any of its member businesses and affiliates of (i) Borrower’s name (including a brief description of the relationship between Borrower and Lender) and logo and a hyperlink to Borrower’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Lender Publicity Materials”); (ii) the names of officers of Borrower in the Lender Publicity Materials; and (iii) Borrower’s name, trademarks or servicemarks in any news release concerning Lender.

(b) Neither Borrower nor any of its member businesses and affiliates shall, without Lender’s consent, publicize or use (i) Lender’s name (including a brief description of the relationship between Borrower and Lender), logo or hyperlink to Lender’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Borrower Publicity Materials”); (ii) the names of officers of Lender in the Borrower Publicity Materials; and (iii) Lender’s name, trademarks, servicemarks in any news release concerning Borrower; provided, however, that the foregoing shall not apply to normal business discussions, typical investor relations materials or any information that Borrower is required to disclose under applicable law (including without limitation Borrower’s obligations to file documents with the SEC).

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

OCZ TECHNOLOGY GROUP, INC.

Signature:	/s/ Ralph Schmitt
Print Name:	Ralph Schmitt
Title:	President

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:	/s/ K. Nicholas Martitsch
Print Name:	K. Nicholas Martitsch
Title:	Associate General Counsel

Table of Exhibits and Schedules

Exhibit A:	Advance Request Attachment to Advance Request

Exhibit B:	Name, Locations, and Other Information for Borrower

Exhibit C:	Borrower’s Patents, Trademarks, Copyrights and Licenses

Exhibit D:	Borrower’s Deposit Accounts and Investment Accounts

Exhibit E:	Compliance Certificate

Exhibit F:	Joinder Agreement

Exhibit G:	Borrowing Base Certificate

Exhibit H:	ACH Debit Authorization Agreement

Schedule 1	Subsidiaries
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 5.3	Consents, Etc.
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products
Schedule 5.14	Capitalization
Schedule 7.6	Existing Restrictions

1

EXHIBIT A

ADVANCE REQUEST

To: Lender:	Date:	, 20[ ]

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Attn:

OCZ Technology Group, Inc., a Delaware corporation, and certain of its domestic subsidiaries (hereinafter collectively referred to as the “Borrower”) hereby requests from Hercules Technology Growth Capital, Inc. (“Lender”) an Advance in the amount of                      Dollars ($            ) on                      ,              (the “Advance Date”) pursuant to the Loan and Security Agreement between Borrower and Lender (as may be amended from time to time, the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)	Issue a check payable to Borrower

or

(b)	Wire Funds to Borrower’s account

Bank:
Address:

ABA Number:
Account Number:
Account Name:

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement and in the Warrant are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; and (iii) that as of the Advance Date, no Event of Default exists and there exists no fact or condition that would, with the passage of time, the giving of notice, or both, constitute an Event of Default under the Loan Documents.

Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

2

Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Advance Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of [            ], 20[    ].

BORROWER: OCZ TECHNOLOGY GROUP, INC.

SIGNATURE:

TITLE:

PRINT NAME:

3

EXHIBIT B

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1. Borrower represents and warrants to Lender that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	OCZ Technology Group, Inc.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:	3898741

2. Borrower represents and warrants to Lender that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Name: OCZ Technology Group, Inc.

Used during dates of: December 17, 2004 through the present

Type of Organization: Corporation

State of organization: Delaware

Organization file Number: 3898741

Borrower’s fiscal year ends on February 28/29

Borrower’s federal employer tax identification number is: 04-3651093

3. Borrower represents and warrants to Lender that its chief executive office is located at 6373 San Ignacio Avenue, San Jose, CA 95119.

4

EXHIBIT C

BORROWER’S PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

Copyrights

NONE.

5

Patents

PATENTS ISSUED—United States

Patent No.	Title
6035384	Solid state disk drive address generator with multiplier circuit
6374389	Method for correcting single bit hard errors
7,155,633	Exchange server method and system
7464156	Load balancing method for exchanging data between multiple hosts and storage entities in IP Based Storage Area Network
7460672	Method for Securing Data Storage in a Storage Area Network
7584341	Method for Defragmenting of virtual volumes in a storage area network (SAN)
7,301,846	Method and Apparatus for Increasing Computer Memory Performance
7,310,240	Method for Increasing Stability of System Memory through Enhanced Quality of Supply Power
7,433,994	On-Device Data Compression to Increase Speed of Flash Memory-Based Mass StorgeDevices
7,542,305	Memory Module Having On-Package or On-Module Termination
7,738,252	Method and Apparatus for Improved Thermal Management of Computer Memory Modules
7,876,564	Method and Apparatus for Cooling Computer Memory
7,983,860	Method and System for Monitoring Power Consumpiton of a Computer Component
8,083,536	Connector Assembly and Method for SATA Drives
8,145,977	Methods and Apparatus for Providing Error Correction to Unwritten Pages and for Identifying Unwritten Pages in Flash Memory
8,164,935	Memory Modules and Methods for Modifying Memory Subsystem Performance
8,312,444	Method for Optimizing Memory Modules for User-Specific Environments
8,310,836	Mass Storage Device for a Computer System and Method Therefor
8,331,123	High Performance Solid-State Drives and Methods Therefore
8,335,099	Optical Memory Device and Method Therefor
8,370,720	Mass Storage Device and Method for Offline Background Scrubbing of Solid-State Memory Devices
8,375,162	Method and Apparatus for Reducing Write Cycles in NAND-Based Flash Memory Devices
8,151,030	Method of increasing DDR memory bandwidth in DDR SDRAM modules

6

PENDING PATENTS—United States

Application #	Title
13/153694	Read Cache Device and Methods Thereof for Accelerating Access to Data in a Storage Network
13/666,305	Methods and Apparatus for Providing Hypervisor-Level Acceleration and Virtualization Services
12/179,715	Method for Optimizing Memory Modules for a User Specific Environments
12/496,685	On-Device Data Compression for Non-Volatile Memory-Based Mass Storage Devices
12/632,176	Memory Modules and Methods for Modifying
12/713,349	Modular Mass Storage System and Method Therefor
12/783,978	Mass Storage Device for a Computer System and Method Therefor
12/793,023	Method and Apparatus for Reducing Write Cycles in NAND-Based Flash Memory Devices
12/815,661	Hierarchically Structured Mass Storage Device and Method
12/835,817	Method and Apparatus to Increasing File Copy Performance on Solid State Mass Storage Devices
12/810,984	Read Enable Signal Adjusting Flash Memory Device and Read Control Method of Flash Memory Device
12/811,001	Flash Memory Device and Flash Memory Programming Method Equalizing Wear-Level
12/859,339	Optical Memory Device and Method Therefor
12/859,557	Methods, Systems and Devices for Increasing Data Retention on Solid-State Mass Storage Devices
12/859,595	Mass Storage Device and Method for Offline Background Scrubbing of Solid-State Memory Devices
12/862,176	NAND Flash-Based Storage Device With Built-In Test-Ahead for Failure Anticipation
12,872,114	Connector Assembly and Method for SATA Drives
12/876,937	Large Capacity Solid-StAtE Storage Devices and Methods Therefor
12/886,771	High Performance Solid State Drves and Methods Therefor
12/886,796	Central Processing Unit and Method for Workload Dependent Optimization Thereof
12/900,596	Computer System and Processing Method of Utilizing Graphics Processing Unit with ECC and Non-ECC Memory Switching Capability
12/903,260	Modular Mass Storage Devices and Methods of Using
12/917,641	Mass Storage Device and Method of Accessing Memory Devices Thereof
12/943,192	Mass Storage Device with Solid-State Memory Components Capable of Increased Endurance
12/945,100	Method for Restoring and Maintaining Solid-State Drive Performance
12/960,626	RAID Storage Systems Having Arrays of Solid-State Drives and Methods of Operation
12/986,564	Solid State Mass Storage Devce and Method for Failure Anticipation
13/027,597	Computer System with Backup Function and Method Therefor
13/032,805	Methods and Systems Utilizing Nonvolatile Memory in a Computer System Main Memory
13/088,450	Flash Memory Device and Method of Operation
13/103,270	Self-Trimming NAND Flash-Based Solid State Drive
13/115,716	Solid State Drive with Low Write Amplification
13/128,981	Controller for Solid State Disk WhichControlsAccess to Memory Bank
13/142,605	Memory Controller and Memory Mangement Method
13/146,427	Controller for Solid State Disk, WhichControls Simultaneous Switching of Pads
13/147,403	Memory Device, Memory Management Device, and Memory Management Method
13/148,115	Prgramming Method and Device for Abuffer Cache in a Solid-State Disk System
13/159,557	Apparatus for Optimizing Supply Power of a Comupter Component and Methods Therefor
13/177,839	Method for Flexible ECC Configuration of a Memory Space
13/181,589	Large Capacity Solid-State Storage Device and Methods Therefor
13/185,689	Solid-State Memory Based Storage Device with Low Error Rate
13/201,362	Storage system using high speed storage device as cache
13/205,300	PCIe Bus Extension System, Method and Interfaces Therefor
13/211,760	Mass Storage System and Method Using Hard Disk and Solid-State Media
13/251,491	Non-Volatile Memory-Based Mass Storage Device and Methods for Writing Data Thereto
13/257,185	Apparatus and Method for Managing a Dram Buffer
13/257,458	SSD Controller, and Method for Operating an SSD Controller
13/264,275	Cache and Disk Management Method, and a Controller Using the Method
13/280,597	Page-Buffer Management of Non-Volatile Memory-Based Mass Storage Devices
13/311,723	Mass Storage Systems and Methods Using Solid-State Storage Media
13/337,482	Methods, Storage Devices, and Sytems for Promoting the Endurance of Non-Volatile Solid-State Memory Components
13/339,413	Mounting Structure and Method for Dissipating Heat from a Computer Expansion Card
13/368,878	Solid State Memory-Based Storage Device Using Optical Input/Output Links
13/551,914	Power Supply for a Computer System Having Customizeable Cable Extensions
13/558,830	Non-Volatile Solid State Memory-Based Mass Storage Device and Methods Thereof
13/586,979	Mass Storage Device for a Computer System and Method Therefor
13/669,727	Integrated Storage/Processing Devices, Systems and Methods for Performing Big Data Analytics
13/689,727	Integrated Storage/Processing Devices, Systems and Methods for Performing Big Data Analytics
13/677,900	Solid State Mass Storage Device and Methods of Operation
13/678,192	NAND Flash Based Storage Device and Methods of Using
13/758,346	Apparatus, Methods and Architecture to Increase Write Performance and Endurance of Non-Volatile Solid State Memory Components
13/405,350	System And Method For Increasing DDR Memory Bandwidth In DDR SDRAM Modules
12/810,984	READ ENABLE SIGNAL ADJUSTING FLASH MEMORY DEVICE AND READ CONTROL METHOD OF FLASH MEMORY DEVICE
12/811,001	FLASH MEMORY DEVICE AND FLASH MEMORY PROGRAMMING METHOD EQUALIZING WEAR-LEVEL
13/058,314	DEVICE AND METHOD OF CONTROLLING FLASH MEMORY
13/128,981	CONTROLLER FOR SOLID STATE DISK WHICH CONTROLS ACCESS TO MEMORY BANK
13/142,605	MEMORY CONTROLLER AND MEMORY MANAGEMENT METHOD
13/146,427	CONTROLLER FOR SOLID STATE DISK, WHICH CONTROLS SIMULTANEOUS SWITCHING OF PADS
13/201,362	STORAGE SYSTEM USING A RAPID STORAGE DEVICE AS A CACHE
13/148,115	PROGRAMMING METHOD AND DEVICE FOR A BUFFER CACHE IN A SOLID-STATE DISK SYSTEM
13/147,403	MEMORY DEVICE, MEMORY MANAGEMENT DEVICE, AND MEMORY MANAGEMENT METHOD
13/257,185	APPRATUS AND METHOD FOR MANAGING A DRAM BUFFER
13/257,458	SSD CONTROLLER, AND METHOD FOR OPERATING AN SSD CONTROLLER
13/264,275	CACHE AND DISK MANAGEMENT METHOD, AND A CONTROLLER USING THE METHOD
13/519,724	CONTROLLER FOR DETECTING AND CORRECTING AN ERROR WITHOUT A BUFFER, AND METHOD FOR OPERATING SAME

7

Trademarks

OCZ Technology Group, Inc.

United States Trademarks

Entry	Mark	Registration No.	Registration Date
1.	SUPERSCALE	4,119,820	3/27/2012
2.	INTREPID	4,105,681	2/28/2012
3.	DENEVA	4,099,159	2/14/2012
4.	SILENCER	3,352,055	12/11/2007
5.	PC POWER AND COOLING	3,859,399	10/12/2010
6.	HYPERSONIC	3,417,286	4/29/2008
7.	OCZ	2,810,218	2/3/2004
8.		1,778,764	6/29/1993
9.		1,755,030	3/2/1993
10.	VELODRIVE	4,099,161	2/14/2012
11.	TALOS	4,099,160	2/14/2012
12.		4249091	11/27/2012
13.	INDILINX INFUSED	4249090	11/27/2012
14.		4150238	5/29/2012
15.		4150140	5/29/2012
16.	INDILINX	4201127	9/4/2012

8

Entry	Mark	Registration No.	Registration Date
17.		4201238	9/4/2012
18.		4139254	5/21/2012
19.		4139249	5/8/2012

V. United States Trademark Applications

Entry	Mark	Application No.	Filing Date
1.	VERITESSE	85/457,269	10/26/2011
2.	DATAWARD	85/346,413	6/15/2011
3.	DATASCRIBE	85/346,409	6/15/2011

9

Licenses

Cadence Design Systems, Inc. Design Materials Access Agreement by and between Cadence Design Systems and OCZ Technology Group, Inc. effective June 27, 2012

CEVA License Agreement assigned to OCZ Technology Group, Inc., effective June 24, 2011, whereas CEVA Ireland Limited and Indilinx Co., Ltd. entered into a license agreement for CEVA-SATA Device IP.

Cortex ARM Agreement

IDT Joint Development and License Agreement dated September 27, 2011 between Integrated Device Technology, Inc. and OCZ Technology Group, Inc.

Intel Thunderbolt Technology License Agreement between Intel Corporation and OCZ Technology Group, Inc. dated June 10, 2011.

IntelliProp Inc. Intellectual Property License Agreement between IntelliProp Inc. and OCZ Technology Group, Inc. effective September 15, 2011.

IP Cores, Inc. Intellectual Property Core Licensing Agreement between IP Cores, Inc. and OCZ Technology Group, Inc. effective December 30, 2011

LSI Corporation Software Tools License Agreement effective February 14, 2013 between LSI Corporation and OCZ Technology

Marvell Limited Use License Agreement dated as of November 8, 2011 between Marvell International LTD. and OCZ Technology Group, Inc.

Marvell Limited Use License Agreement, Monet (88SS9187) SATA Flash Controller Referrence Hardware and Firmware as of August 11, 2011

Open-Silicon Inc., ASIC Design and Production Agreement dated as of December 15, 2011 between OCZ Technology Group, Inc. and Open-Silicon, Inc., and all related statements of work incorporated therein

Non-Exclusive Technology License Agreement dated as of October 21, 2011 among PLX Technology, Inc., PLX Technology, Ltd., OCZ Technology Group, Inc. and OCZ Technology, Limited.

Samsung Winesaveid Software License Agreement between Samsung Electronics Co. Ltd, and OCZ Technology effective May 9, 2009.

Synopsys Purchase Agreement (licensed products and support) between Synopsys International Limited and OCZ Technology Ltd, effective December 16, 2011.

10

EXHIBIT D

BORROWER’S DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

OCZ Technology Group, Inc.

Bank – Branch

Silicon Valley Bank

3003 Tasman Drive

Santa Clara, CA 95054

Account Name Account No.

[***]

[***]

[***]

[***]

[***]

[***]

[***]

OCZ Technology Group, Inc.

Bank – Branch

Wells Fargo Capital Finance

2450 Colorado Avenue

Suite 3000 West

Santa Monica, CA 90404

Account No.

[***]

[***]

[***]

OCZ Technology Group, Inc. - Taiwan Branch

Bank – Branch

Taiwan Cooperative Bank

N011 Nanshang Road Wjhu Township

Taoyuan Hsien, Taiwan R.O.C.

Account Name Account No.

[***]

[***]

[***]

11

OCZ Technology Ltd

Bank – Branch

Coutts & Co.

St. Martins Office

440 Strand

London WC2R OQS

Account Name Account No.

[***]

12

EXHIBIT E

COMPLIANCE CERTIFICATE

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated as of March 11, 2013 and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology Growth Capital, Inc. (“Hercules”) as Lender and OCZ Technology Group, Inc., a Delaware corporation (the “Company”), and certain of its domestic subsidiaries, as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding the Company; hereby certifies that [no Event of Default exists and there exists no fact or condition that would, with the passage of time, the giving of notice, or both, constitute an Event of Default] [or if any Event of Default exists or there exists any fact or condition that would, with the passage of time, the giving of notice, or both, constitute an Event of Default under the Loan Documents, describe the same]. The undersigned further certifies that the attached Financial Statements were prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED

Interim Financial Statements	Monthly by end of next month

Interim Financial Statements	Quarterly within 45 days

Audited Financial Statements	FYE within 150 days

Agings of A/R and A/P	Monthly within 7 days

Inventory Report	Monthly within 7 days

Very Truly Yours, OCZ Technology Group, Inc.

By:

Name:

Its:

13

EXHIBIT F

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [            ], 20[        ], and is entered into by and between                         ., a                  corporation (“Subsidiary”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, as a Lender.

RECITALS

A. Subsidiary’s Affiliate, OCZ Technology Group, Inc., a Delaware corporation (“Company”) [has entered/desires to enter] into that certain Loan and Security Agreement dated as of March 11, 2013, with Lender, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Lender agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.	By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, (a) Lender’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed between Company and Lender shall be deemed provided to Subsidiary; (b) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (c) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

14

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

                                                         .

By:

Name:

Title:

Address:

Telephone:

Facsimile:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:

Name:

Title:

Address:

400 Hamilton Ave., Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

15

EXHIBIT G

BORROWING BASE CERTIFICATE

Borrower: OCZ Technology Group, Inc., a Delaware corporation, and certain of its domestic subsidiaries

Revolving Loan Commitment Amount: $15,000,000

ACCOUNTS RECEIVABLE
1. Accounts Receivable Book Value as of			$	___________
2. Additions (please explain on reverse)			$	___________
TOTAL ACCOUNTS RECEIVABLE			$	___________
ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
3. Amounts over 90 days related to Domestic Account Debtors	$	__________
4. Amounts over 120 days related to Foreign Account Debtors
5. Balance of 50% over 90 day accounts	$	__________
6. Concentration Limits over 15%	$	__________
7. Deferred Revenue	$	__________
8. Contra Accounts	$	__________
9. Affiliate Accounts	$	__________
10. Governmental Accounts	$	__________
11. Conditional Payment	$	__________
12. Disputed Accounts	$	__________
13. Other (please explain on reverse)	$	__________
14. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS			$	___________
15. Eligible Accounts (Total Accounts Receivable minus #14)			$	___________
16. LOAN VALUE OF ACCOUNTS ([ ]% of #15)			$	___________
BALANCES
17. Maximum Revolving Loan Amount			$	__,000,000
18. Total Funds Available (Lesser of #16 or #17)			$	___________
19. Present balance owing on Line of Credit			$	___________
20. RESERVE POSITION (#18 minus #19)			$	___________

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned, certain of its domestic subsidiaries, and Hercules Technology Growth Capital, Inc.

OCZ Technology Group, Inc.

By:
Authorized Signer

16

EXHIBIT H

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Re: Loan and Security Agreement dated as of March 11, 2013 between OCZ Technology Group, Inc., a Delaware corporation, and certain of its domestic subsidiaries (hereinafter collectively referred to as the “Borrower”) and Hercules Technology Growth Capital, Inc. (“Company”) (the “Agreement”)

In connection with the above referenced Agreement, the Borrower hereby authorizes the Company to initiate debit entries for the periodic payments due under the Agreement to the Borrower’s account indicated below. The Borrower authorizes the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH

CITY	STATE AND ZIP CODE

TRANSIT/ABA NUMBER	ACCOUNT NUMBER

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

(Borrower)(Please Print)

By:

Date:

17